Exhibit 10.45

EXECUTIVE DIRECTORSHIP AGREEMENT

This Executive Directorship Agreement (the “Agreement”) is made and entered into as of November 19, 2020, by and between Orgenesis Inc., a Nevada corporation (“Company”) and Vered Caplan (“Director” or “Chairperson”).

WHEREAS, Director and Company are currently parties to an Executive Employment Agreement dated March 30, 2017 (the “Prior Agreement”), pursuant to which Director serves on behalf of the Company as (i) Chairperson of the Board of Directors, (ii) Chief Executive Officer, and (iii) President;

WHEREAS, Company and Director desire to enter into this Agreement pursuant to which Director will continue to serve as Chairperson of the Board of Directors of the Company (the “Board”); and,

WHEREAS, this Agreement will supersede and replace in its entirety the Prior Agreement (and any related secondment or similar agreements Director entered into while the Prior Agreement was in effect), and as a result the Prior Agreement (and any related secondment or similar agreements Director entered into while the Prior Agreement was in effect), shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1)	Roles and Duties.

(a)	Chairperson of the Board of Directors. Subject to the terms and conditions of this Agreement, Company shall continue to appoint Director as its Chairperson of the Board.

(b)	Duties. The duties and responsibilities of Director shall include the duties and responsibilities for the position as Chairperson as set forth in the Company’s bylaws, and such other duties and responsibilities as the Board may from time to time reasonably assign to Director.

(c)	Classification. Director in her capacity of Chairperson of the Board shall be classified as an independent contractor of the Company for Federal income tax purposes.

(d)	No Conflicting Obligation. Director represents and warrants to Company that she is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with her obligations under this Agreement.

(e)	Chairperson Term and Termination.

(i)	Term. This Agreement shall be in effect commencing as of October __, 2020 (the “Commencement Date”) and shall continue in full force and effect until terminated pursuant to the terms hereof.

(ii)	Termination. Director’s appointment as Chairperson may be terminated by either party, at any time, pursuant to the delivery of ninety (90) days prior written notice (the “Notice Period”); provided however, if Company terminates Director as the Chairperson of the Board but she remains as a regular Director, such termination of only the Chairperson position shall nonetheless be treated as a termination event under this Agreement.

(1)	During the Notice Period and unless otherwise determined by Company, Director shall continue to perform her duties as Chairperson until the conclusion of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume Chairperson’s responsibilities.

(2)	Notwithstanding the aforementioned, Company shall have the right not to take advantage of the full Notice Period and may terminate Director’s appointment as the Chairperson at any time during the Notice Period (regardless of whether notice of termination was delivered by the Company or whether such notice was delivered by Director). In the event of such termination, Company shall pay Director her Chairperson level Board fees due to her hereunder as she would have been entitled to receive for the remaining period of the Notice Period.

(3)	Payments Upon Termination:

a.	For the purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Director’s fee that has accrued, prior to the end of the present Agreement and has not yet been paid or compensated; and (ii) the amount of any expenses properly incurred by Director on behalf of Company prior to the end of the present Agreement and not yet reimbursed. Director’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

b.	As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (A) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B). The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

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c.	In the event of termination of this Agreement by Company other than for cause or by Director for any reason whatsoever, Director shall be entitled to receive, in addition to the Accrued Obligations, a lump sum payment equal to the sum of (x) Director’s annual regular Board fee at the rate in effect as of the termination date (i.e., as of the last day of the Notice Period), and (y) the greater of actual or target annual performance bonus if so approved by the compensation committee to which Director may have been entitled as of the termination date (i.e., as of the last day of the Notice Period), in each case less all customary and required taxes and related deductions.

d.	In the event that a Change of Control (as defined above) occurs and that, within a period of one (1) year following the Change of Control, then this Agreement is terminated either by Company other than for cause, or by Director for any reason whatsoever, then, in addition to the Accrued Obligations, Director shall receive a lump sum payment equal to one and a half times the sum of (x) Director’s annual regular Board fee at the rate in effect as of the termination date (i.e., as of the last day of the Notice Period), and (y) the target annual performance remuneration to which Director may have been entitled as of the termination date (i.e., as of the last day of the Notice Period), in each case less all customary and required taxes and related deductions as approved by the compensation committee.

2)	Compensation.

(a)	Board Fees. Director shall receive in consideration for her serving as Chairperson of the Board an annual regular Board fee in the amount of $75,000 payable by Company in equal quarterly installments in advance. In addition, Director may be eligible for non-recurring special Board fees as reviewed and approved by Company’s Compensation Committee and then reviewed and ratified by the Board.

(b)	Reimbursement of Expenses. Company shall reimburse Director for all ordinary and reasonable out-of-pocket business expenses incurred by Director in furtherance of the Board’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Director must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred.

(c)	Stock Options. Director may be granted options awards from time to time, as per the discretion of the compensation committee of Company.

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3)	Miscellaneous Provisions.

(a)	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Director, mailed notices shall be addressed to her at the home address, which she most recently communicated to Company in writing. In the case of Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)	Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Director and by an authorized officer of the Company (other than Director). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)	Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in such agreements have been made or entered into by either party with respect to the subject matter hereof.

(d)	Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)	Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Nevada. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation. To the extent applicable, the payments under this Agreement are intended to be exempt from the application of, or to comply with the requirements of, Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended, and to the extent permitted this Agreement, and any ambiguity herein, shall be interpreted, construed and administered in accordance with such intent.

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(f)	Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Director’s appointment as Chairperson or the termination thereof, shall be settled in New York, New York, by arbitration in accordance with the National Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Company and the Director shall share equally all fees and expenses of the arbitrator. Director hereby consents to personal jurisdiction of the state and federal courts located in the State of New York for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(g)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VERED CAPLAN	ORGENESIS INC

By:
Signature	Name:
Address:	Title:

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